                    Exhibit 99

FOR IMMEDIATE RELEASE

HOME PROPERTIES ADDS DIRECTOR

ROCHESTER, NY, FEBRUARY 18, 2010 – Home Properties (NYSE:HME) today announced the appointment of a new director, Charles John (“Bud”) Koch.  Koch was Chairman, President and Chief Executive Officer of Charter One Financial, Inc. prior to its sale to The Royal Bank of Scotland in 2004.  He begins his term on March 1, 2010 and will stand for re-election by the stockholders at Home Properties' May 2010 annual meeting.  With this additional independent director, the total number of board members will be eleven.

Koch, age 62, was with Cleveland, Ohio-based Charter One Financial, Inc. and its wholly-owned subsidiary, Charter One Bank N. A., from 1973 to 2004.  He was elected President and Chief Operating Officer in 1980, President and Chief Executive Officer in 1988, and Chairman, President and Chief Executive Officer in 1995.

Koch is on the Board of Directors of Assurant, Inc. and Citizens Financial Group (an affiliate of The Royal Bank of Scotland).  He is also Chairman of the Board of Trustees of Case Western Reserve University, on the Board of Directors of John Carroll University, and a Public Interest Director on the Board of The Federal Home Loan Bank of Cincinnati.  He received his BA from Lehigh University and his MBA from Loyola College of Maryland.

“Bud’s long-term experience running a large public company will be a tremendous asset to Home Properties’ board,” said Norman Leenhouts, Co-Chair of Home Properties’ Board of Directors.  “The Company will benefit greatly from Bud’s vision, financial background and management expertise.”

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast, Mid-Atlantic and Southeast Florida markets.  Currently, Home Properties operates 108 communities containing 37,108 apartment units. Of these, 35,958 units in 106 communities are owned directly by the Company; 868 units are partially owned and managed by the Company as general partner, and 282 units are managed for other owners.  For more information, visit Home Properties’ Web site at homeproperties.com.

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For further information:

Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237

850 Clinton Square/Rochester, New York  14604/(585) 546-4900/FAX (585) 546-5433
www.homeproperties.com